Exhibit 3.278

AGREEMENT OF LIMITED PARTNERSHIP

OF

RIVERSIDE HEALTHCARE SYSTEM, L.P.

The undersigned parties, being all of the partners (the “Partners”) of RIVERSIDE HEALTHCARE SYSTEM, L.P. (the “Limited Partnership”), a California limited partnership, hereby form the Limited Partnership pursuant to the provisions of the California Revised Limited Partnership Act (the “Act”), and hereby agree that the ownership interests in the Limited Partnership and the capital contributions of the Partners are as follows:

Name and Address	Percentage Ownership	Initial Contributions
SOLE GENERAL PARTNER:
Columbia Riverside, Inc. One Park Plaza Nashville, Tennessee 37203	1%	$10.00
SOLE LIMITED PARTNER:
Columbia Riverside, Inc. One Park Plaza Nashville, Tennessee 37203	74%	$740.00
Riverside Holdings, Inc. One Park Plaza Nashville, Tennessee 37203	25%	$250.00

Neither Partner shall be required to make any additional contributions of capital to the Limited Partnership, although the Partners may from time to time agree to make additional contributions to the Limited Partnership.

The Limited Partnership may engage in any lawful business permitted by the Act, including without limitation, acquiring, constructing, developing, owning, operating, selling leasing, financing and otherwise dealing with real property and healthcare businesses.

The address of the registered and principal office of the Limited Partnership in the State of California is 818 West Seventh Street, Sacramento, CA 90017 and the name and address of the registered agent for service of process on the Limited Partnership in the State of California is CT Corporation System, 818 West Seventh Street, Sacramento, CA 90017.

The Limited Partnership shall be terminated and dissolved upon the earlier of (i) the mutual agreement of the Partners of (ii) December 31, 2050.

Prior to the dissolution of the Partnership, no Partner shall have the right to receive any distributions of or return of its capital contribution.

All distributions and all allocations of income, gains, losses and credits shall be made in accordance with the percentage Ownership of each Partner.

The General Partner shall have the exclusive right and full power and authority to manage, control, conduct and operate the business of the Partnership, and may take any and all action without the consent of the Limited Partner. The General Partner shall maintain all books and records required by the Act to be maintained at the address specified above or at any other office designated by the General Partner. The General Partner shall make available at the address specified above in the State of Delaware such books and records of the Limited Partnership as are required pursuant to the Act. The General Partner shall have the right to designate a different registered agent and/or registered office for the Limited Partnership by complying with any requirements pursuant to the Act.

The Limited Partnership shall indemnify and hold harmless the General Partner, and its partners, managers, employees, agents and representatives and the officers, directors, employees, agents and representatives of its partners to the fullest extent permitted by the Act.

Neither the General Partner nor the Limited Partner shall be permitted to withdraw from the Limited Partnership or transfer, assign, or pledge its interest in the Limited Partnership without the prior written consent of the other Partner, which consent may be withheld in such Partner’s sole discretion.

The Limited Partnership is hereby authorized to engage in any merger or consolidating transaction with any limited partnership or other business entity as provided in Section 2.11 of the Act. Any such merger or consolidation transaction may be approved solely by the General Partner and does not require the consent of the Limited Partners. If the Limited Partnership is the surviving or resulting limited partnership in any merger or consolidation, this agreement may be amended and/or restated in connection with the agreement of merger or consolidation.

This Agreement of Limited Partnership may be amended solely by the General Partner without the approval of the Limited Partner. Any such amendment approved by the General Partner may amend and restate the Agreement of Limited Partnership in its entirety and may add and/or substitute partners and reallocate the Percentage Ownership in the sole and absolute discretion of the General Partner.

The Partners hereby agree that all other terms of the Limited Partnership be controlled and interpreted in accordance with the Act.

Effective as of January 16, 2003.

SOLE GENERAL PARTNER:

COLUMBIA RIVERSIDE, INC.

By:
John M. Franck II, Vice President and Secretary

SOLE LIMITED PARTNER:

COLUMBIA RIVERSIDE, INC.

By:
John M. Franck II, Vice President and Secretary

RIVERSIDE HOLDINGS, INC.

By:
John M. Franck II, Vice President and Secretary

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